Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPG Pace Holdings Corp.:

We consent to the use of our report dated February 24, 2017 on the financial statements of TPG Pace Holdings Corp. included herein and to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Worth, Texas

June 19, 2017